UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 25, 2006
Boykin Lodging Company
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-11975	34-1824586
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio (Address of Principal Executive Offices)		44115 (Zip Code)
(216) 430-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8	OTHER EVENTS.

ITEM 8.01	OTHER EVENTS.

On May 25, 2006, Boykin Lodging Company (the “Company”) received the final $3.0 million earnest money deposit from the proposed purchaser of the Radisson Suite Beach Resort — Marco Island. As such, Braveheart Investors LP (“Braveheart”) no longer has the right to terminate the merger agreement between Braveheart and the Company relating to such deposit. On May 26, 2006, the Company issued a press release announcing the cessation of Braveheart’s termination right, which is furnished as Exhibit 99.1 hereto.
CAUTIONARY STATEMENTS
     This report is being made in respect of a proposed merger transaction involving the Company and affiliates of Westmont Hospitality Group and Cadim Inc., a division of Caisse de dépôt et placement du Québec. In connection with the transaction, the Company will file with the SEC a proxy statement on Schedule 14A and other documents concerning the proposed transaction as soon as practicable. Before making any voting or investment decision, shareholders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction.
     The final proxy statement will be mailed to the Company’s shareholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at the Company’s web site, www.boykinlodging.com.
     The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the REIT Merger. Information regarding the Company’s executive officers and directors is set forth in the Company’s proxy statement filed with the SEC on April 25, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities, holdings or otherwise, will be set forth in the proxy statement and other material to be filed with the SEC in connection with the proposed transaction.

SECTION 9	FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits

99.1 Boykin Lodging Company press release dated May 26, 2006.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boykin Lodging Company
	By:	/s/ Shereen P. Jones Shereen P. Jones Executive Vice President, Chief Financial and Investment Officer

Dated: May 26, 2006